EXHIBIT 12


                  UNIROYAL CHEMICAL CORPORATION
                 UNIROYAL CHEMICAL COMPANY, INC.

          Computation of earnings to fixed charges ratio
                    (In thousands of dollars)


                               Fiscal Years Ended
                ------------------------------------------------
                  1996      1995      1994      1993      1992
                --------  --------  --------  --------  --------

Earnings (loss)
 before fixed
 charges:

 Income (loss)
  from
  continuing
  operations
  before income
  taxes (1)     ($30,761)  $34,369 ($204,925) ($18,259) ($29,809)

 Interest and
  debt expense   106,456   114,034   128,567   120,567   125,444

 Undistributed
  (earnings) loss
  of less than
  50% owned
  affiliates         362       149       (32)      884     1,233

 Interest
  portion of
  rent expense     2,705     2,193     2,051     2,012     1,942
                --------  --------  --------  --------  --------
Earnings (loss)
 before fixed
 charges         $78,762  $150,745  ($74,339) $105,204   $98,810
                ========  ========  ========  ========  ========

Fixed charges:

 Interest and
  debt expense   106,456   114,034   128,567   120,567   125,444

 Interest
  portion of
  rent expense     2,705     2,193     2,051     2,012     1,942

 Capitalized
  interest         1,677     2,518       378       964     2,397
                --------  --------  --------  --------  --------
  Fixed
  charges       $110,838  $118,745  $130,996  $123,543  $129,783
                ========  ========  ========  ========  ========

Deficiency
 in earnings
 available to
 cover fixed
 charges         $32,076            $205,335   $18,339   $30,973
                ========            ========  ========  ========

Ratio of earnings
 to fixed charges             1.27
                          ========

___
(1) Includes $52.6 million of merger and related costs and a $30 million special environmental provision in fiscal 1996, and a $191 million write-off of intangible assets in fiscal 1994.